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Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

        We consent to the reference to our firm under the captions "Selected Consolidated Historical Financial Data of Anthem" and "Experts" and to the use of our report dated January 28, 2002, except for Note 21, as to which the date is February 19, 2002, with respect to the consolidated financial statements of Anthem, Inc., in the Registration Statement (Form S-1) and related Prospectus of Anthem, Inc. for the registration of $950 million of notes.

        Our audit also included the financial statement schedule of Anthem, Inc. listed in Item 16 of this Registration Statement on Form S-1. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP
Indianapolis, Indiana June 7, 2002, except for the financial statement schedule, as to which the date is January 28, 2002

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CONSENT OF INDEPENDENT AUDITORS